Exhibit 21.1

SUBSIDIARIES OF AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

Subsidiary Name	Jurisdiction of Organization
Affinia Acquisition LLC	Delaware
Affinia Argentina S.A.	Argentina
Affinia Automotiva Ltda.	Brazil
Affinia Automotive (Ireland) Limited	Ireland
Affinia Canada Finance LLC	Delaware
Affinia Canada GP Corp.	Delaware
Affinia Canada LP	Canada
Affinia Canada ULC	Alberta
Affinia Cayman Corp.	Cayman Islands
Affinia Distribucion Mexico S.A. de C.V.	Mexico
Affinia Group Inc.	Delaware
Affinia Holdings S.A.S.	France
Affinia International Holdings Corp.	Delaware
Affinia MAT Brake Company, LLC	Delaware
Affinia Mat India Braking Private Limited	India
Affinia Netherlands Holdings BV	Netherlands
Affinia Products Corp LLC	Delaware
Affinia Servicios Administrativos S.A. de C.V.	Mexico
Affinia Southern Holdings LLC	Delaware
Affinia Venezuela C.A.	Venezuela
Arvis Ltda	Uruguay
Auto-Electricos de Mexico S.A. de C.V.	Mexico
Automotive Brake Company Inc.	Delaware
Brake Parts Inc.	Delaware
Fanacif S.A.	Uruguay
Farloc Argentina S.A.I.C.	Argentina
Frenos Lusac, S. de R.L. de C.V.	Mexico
Grupo Affinia Mexico S.A.P.I. de C.V.	Mexico
Iroquois Tool Systems, Inc.	Pennsylvania
Itapsa S.A. de C.V.	Mexico
Krizman International, Inc.	Delaware
Lusac Comphia de Mexico S.A. de C.V.	Mexico
Pellegrino Distribuidora Autopecas Ltda	Brazil
QH Talbros Ltd.	India
Quinton Hazell Automotive Limited	United Kingdom
Quinton Hazell Belgium S.A.	Belgium
Quinton Hazell Deutschland GmbH	Germany
Quinton Hazell Espana (S.A.)	Spain
Quinton Hazell France S.A.S.	France
Quinton Hazell Italia SpA	Italy
Quinton Hazell Limited	Ireland
Quinton Hazell Nederland B.V.	Netherlands
Quinton Hazell Polska Sp. Zo.o	Poland
W.F. Distribución, S.A. de C.V.	Mexico
Wix Filtration Corp LLC	Delaware
Wix Filtration Media Specialists, Inc.	Delaware
Wix Filtron Sp. zo.o.	Poland
Wix Filtron Sp. zo.o.	Ukraine